CONSULTING SERVICES AGREEMENT

     This Consulting Services Agreement "the Agreement," entered into this 1 day of March , 200 0 between Roy A. Robertson , "Consultant," and Endovasc Ltd., Inc. (ENDV), "the Company."

     WHEREAS, the Company has agreed to retain the Consultant and the Consultant has agreed to provide his/her expertise to the Company to assist in the development of the Company's Advanced Vascular Diagnostics & Therapeutics projects;

     THEREFORE, the Company has agreed to pay a fee of $ 5,000 monthly to the Consultant payable twice monthly on the first (1st) and fifteenth (15th) of each month.

     Expenses   shall  be  reimbursed   within  a  reasonable   time  after  the
presentation of an invoice from the Consultant and based on the Company's current expense reimbursement policy.

     The term of this Agreement shall be for the period of 6 months , or until terminated by the Company or the Consultant by giving a thirty (30) day written notice of the Company's or Consultant's intent to cancel this Agreement.

     The Consultant will be pledged to the usual confidentialities and non-disclosures of information developed that is not already known or is in the public domain. The Consultant will agree not to compete with the company for a period of three years if or when this agreement of association is terminated.

     As further inducement to the Consultant to provide his services, the Company has issued in the Consultant's name 25,000 shares of ENDV restricted common stock. Should the company require significant increases in time during the term of agreement, the parties will agree in the form and method of payment, i.e., stock or stock and cash, etc.

     This form constitutes the entire Agreement.

/s/ Roy A. Robertson                                    /s/ David P. Summers
Consultant: Roy A. Robertson                            David P. Summers, Ph.D.
                                                        Chairman and CEO